EX-2

                         DEFINITIVE ACQUISITION AGREEMENT


This DEFINITIVE ACQUISITION AGREEMENT is entered into to be effective as of April 30, 2002 (the "Effective Date") between 5G Wireless
Communications, Inc., a Nevada corporation ("5G Wireless"), and
Wireless Think Tank, a a privately held entity ("WTT").

                                    RECITALS

WHERERAS, WTT are the owners of all the issued and outstanding shares (the "Shares") of capital stock of WTT; and,

WHEREAS, 5G Wireless desires to purchase from WTT, and WTT desire to sell to 5G Wireless, all the Shares in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.  SALE OF WTT ASSETS; RELATED TRANSACTIONS.

1.1 PURCHASE AND SALE. Subject to the terms and conditions contained herein, WTT shall sell, assign, transfer and deliver to 5G Wireless, and 5G Wireless shall purchase from WTT, all of the Shares in exchange for a purchase price of 15,387,425 shares of restricted common stock of the 5G Wireless (the "Purchase Price") together with those certain tangible and intangible WTT Assets, contracts, rights, and properties, including without limitation WTT Intellectual Property Rights (as defined below) (collectively, the "WTT Assets").

1.2 ASSIGNMENT OF CONTRACTS. To the best of each parties' knowledge, there are no contracts directly related to the WTT Assets (collectively, the "Contracts"). WTT agrees to assign all of its rights in such Contracts, if any, to 5G Wireless. WTT shall give all such assistance to 5G Wireless as it reasonably requests to enable 5G Wireless to enjoy the benefit of such Contracts. If consents to the transfer or assignment of such Contracts from third parties are required or in 5G Wireless' reasonable opinion desirable and such consents have not already been obtained, WTT will use its best efforts to obtain such consents prior to the Closing Date.

1.3 COMPLETE TRANSFER. WTT expressly agrees that the sale of the WTT Assets under this Agreement constitutes a complete transfer of all of its rights, title and interest with respect to the WTT Assets and that it reserves no rights to market or otherwise transfer the WTT Assets. WTT hereby assigns, waives, and/or sublicenses any and all Moral Rights (as defined below) WTT may have in or with respect to the WTT Assets to the maximum extent permitted under the laws of any relevant jurisdiction worldwide. For purposes of this Section "Moral Rights" means any right to (i) divulge a copyrighted work to the public; (ii) retract a copyrighted work from the public; (iii) claim authorship of a copyrighted work; (iv) object to any distortion, mutilation or other modification of a copyrighted work; or (v) any and all similar rights, existing under the law of any jurisdiction in the world, or under any treaty.

2.  CLOSING.

2.1 CLOSING. The closing (the "Closing") of the sale and purchase of the Shares shall take place at the offices of 5G Wireless Communications, Inc. located at 4136 Del Rey Avenue, Marina Del Rey, CA 90292, on April 30, 2002, or at such other date, time or place as may be agreed upon in writing by the parties hereto, but not later than May 30, 2002 (the" Termination Date"). The date of the Closing is sometimes herein referred to as the "Closing Date."

2.2 TRANSFER OF ASSETS AND BUSINESS. WTT shall, and shall cause WTT to, take such reasonable steps as may be necessary or appropriate, in the judgment of 5G Wireless, so that 5G Wireless shall be placed in actual possession and control of all of the Assets and the Business.

3. REPRESENTATIONS AND WARRANTIES OF WTT. WTT hereby represents and warrants to 5G Wireless the representations and warranties, as follows:

3.1 CORPORATE STATUS. WTT is a privately held company, which operates in the North East portion of the USA. The Charter Documents and bylaws of WTT that have been delivered to 5G Wireless as of the date hereof and are current, correct and complete.

3.2 AUTHORIZATION. WTT has the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it.
Each transaction Document executed and delivered by WTT has been duly executed and delivered by WTT and constitutes a valid and binding obligation of WTT, enforceable against WTT in accordance with its terms.

3.3 CONSENTS AND APPROVALS. Neither the execution and delivery by WTT of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by WTT, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise.

3.4 CAPITALIZATION. The authorized capital of WTT consists of 10,000,000 shares, of which 216,667 of such shares have been duly issued and are outstanding as fully paid and non-assessable.

3.5 FINANCIAL STATEMENTS. WTT acknowledge that the books and records fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles ("GAAP"), the financial position of WTT as at the date hereof, and all material financial transactions of the WTT relating to the Business have been accurately recorded in such books and records.

3.6 REAL PROPERTY. WTT has the corporate power to own or lease its property and to carry on the Business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the Business or the property owned or leased by it makes such qualification necessary; and it has or will have on the Closing Date all necessary licenses, permits, authorizations and consents to operate its Business in accordance with the terms of its Business Plan.

3.7 LIABILITIES. There are no material liabilities of WTT of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which WTT or the Purchaser may become liable on or after the consummation of the transaction contemplated by this agreement, other than liabilities which may be reflected on WTT's Financial Statements, liabilities disclosed or referred to in this agreement or in the Schedules attached hereto, or liabilities incurred in the ordinary course or business and attributable to the period since the date of WTT's Financial Statements, none of which has been materially adverse to the nature of the Business, results of operations, assets, financial condition or manner of conducting the Business.

3.8  TAXES.

a) WTT has timely filed all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects. WTT has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return, except where the failure to file such return or pay such taxes would not have a Material Adverse Effect. No claim has ever been made by any authority in any jurisdiction where WTT does not file Tax Returns that WTT may be subject to taxation in that jurisdiction.

b) There are no ongoing examinations or claims against WTT for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. WTT has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

3.9 SUBSIDIARIES. WTT does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

3.10 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW. There is no Litigation that is pending or, to WTT' Knowledge, threatened against WTT. To the WTT Knowledge, there has been no Default under any Laws applicable to WTT, and WTT has not received any notices from any governmental entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable to WTT.

3.11 CONTRACTS. WTT is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to the Business.

3.12  INTELLECTUAL PROPERTY.    WTT has good and valid title to
and ownership of all Intellectual Property (defined herein as trade marks, trade names or copyrights, patents, domestic or foreign )necessary for its Business and operations (as now conducted and as proposed to be conducted). There are no outstanding options, licenses or agreements of any kind to which WTT is a party or by which it is bound relating to any Intellectual Property, whether owned by WTT or another person. To the Knowledge of the WTT, the business of WTT as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

3.13 CORPORATE RECORDS. The minute books of WTT contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and WTT. The stock record books of WTT are complete, correct and current.

3.14 FINDER'S FEES. No Person retained by WTT or WTT is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

3.15 ACCURACY OF INFORMATION. To the WTT' Knowledge, no representation or warranty by WTT or WTT in any Transaction Document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

4. REPRESENTATIONS AND WARRANTIES OF 5G WIRELESS. 5G Wireless hereby represents and warrants to WTT as follows:

4.1 CORPORATE STATUS. 5G Wireless is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and is qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents of 5G Wireless that have been delivered to WTT as of the date hereof are effective under applicable Laws and are current, correct and complete.

4.2 AUTHORIZATION. 5G Wireless has the requisite power and authority to own its assets and to carry on its business. 5G Wireless has the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it. Such execution, delivery and performance by 5G Wireless have been duly authorized by all necessary corporate action. Each transaction document executed and delivered by 5G Wireless has been duly executed and delivered by 5G Wireless and constitutes a valid and binding obligation of 5G Wireless, enforceable against 5G Wireless in accordance with its terms.

4.3 CONSENTS AND APPROVALS. Neither the execution and delivery by 5G Wireless of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by 5G Wireless, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise.

4.4 FINDER'S FEES. No Person retained by 5G Wireless is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

4.5 ACCURACY OF INFORMATION. To 5G Wireless's actual knowledge, no representation or warranty by 5G Wireless in any transaction document, and no information contained therein or otherwise delivered by or on behalf of 5G Wireless to any other Party in connection with the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

5. CLOSING CONDITIONS OF 5G WIRELESS. WTT's obligations were subject to the fulfillment on or prior to the Closing Date of all of the conditions set forth in the Acquisition Agreement dated March 1, 2002. WTT acknowledges and agrees that 5G Wireless has fulfilled all such closing condition.

6. CLOSING CONDITIONS OF WTT. 5G Wireless' obligations to purchase the WTT Assets were subject to the fulfillment on or prior to the Closing Date of all of the conditions set forth in the Acquisition Agreement dated March 1, 2002. 5G Wireless acknowledges and agrees that 5G Wireless has fulfilled all such closing condition. Specifically, that the following conditions have been met:

6.1 SATISFACTORY DUE DILIGENCE; MATERIAL ADVERSE CHANGE. 5G Wireless shall be satisfied in its sole discretion (a) that the representations and warranties made by WTT are true and correct as of the Closing Date, (b) that any matters which 5G Wireless deemed to be unacceptable and which had been specified in writing to WTT have been remedied to 5G Wireless's satisfaction, and (c) with the results of its business, technical, legal and financial review of the books, records, agreements and other legal documents and business organization of WTT.

6.2 Technology. A third party has conducted an evaluation and evaluated the WTT technology to 5G Wireless's satisfaction.

6.3 Patent Review. 5G Wireless has received a copy of the application of patent made to the United States Patent and Trademark Office (the "USPTO"), or that will be made to the USPTO subject to the review of a patent attorney selected by 5G Wireless.

7.  INDEMNIFICATION.

8.  POST-CLOSING COVENANTS.

8.1 FURTHER ASSURANCES. WTT shall not voluntarily undertake any course of action which interferes in any way with the rights obtained by hereunder or is otherwise inconsistent with the satisfaction of its obligations or agreements set forth in this Agreement. WTT hereby agrees not to contest 5G Wireless's ownership of the Intellectual Property Rights or 5G Wireless's title to the WTT Assets. WTT shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, consistent with the terms of this Agreement, which are reasonably requested and prepared by 5G Wireless or its counsel and shall take any other action, consistent with the terms of this Agreement, that may be reasonably requested and prepared by 5G Wireless or its counsel for the purpose of assigning, transferring, granting, conveying, and confirming to 5G Wireless or reducing to its possession, any or all of the WTT Assets or the liabilities. 5G Wireless shall be solely responsible for all out-of-pocket costs related to such requests.

8.2 CONFIDENTIALITY. From and after the Closing Date, to the maximum extent permitted by applicable law, all technical, marketing and other information directly relating to the WTT Assets and Intellectual Property Rights thereto shall at all times be and remain the sole and exclusive property of 5G Wireless. At all times after the Closing Date, 5G Wireless shall retain in strictest confidence, and shall not disclose to third parties or use for its benefit or for the benefit of any third party, all information assigned under this Agreement or disclosed by 5G Wireless or in any other way relating to the WTT Assets.

WTT understands and agrees that 5G Wireless 's remedies at law for a breach by WTT of its obligations under this Section will be inadequate and that 5G Wireless shall, in the event of any such breach, be entitled to equitable relief (including without limitation injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available to 5G Wireless at law.

9.  MISCELLANEOUS.

9.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California. Any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought exclusively in a state or federal court in Orange County, California.

9.2 WAIVERS; CUMULATIVE REMEDIES. Any waiver, consent or the like must be in writing. Any waiver by either party of any breach of this Agreement by the other party shall not constitute a waiver of any other or subsequent breach of this Agreement. All remedies, either under this Agreement or by law or otherwise, afforded to the parties hereunder shall be cumulative and not alternative.

9.3 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon receipt by facsimile with a confirming copy sent by first-class mail, postage prepaid, or five (5) days after deposit in the U.S. postal system by certified or registered mail, return receipt requested, postage prepaid to the addresses first set forth below such other address as a party may designate for itself by providing notice hereunder:

9.4 ATTORNEYS' FEES. In any action brought to construe or enforce this Agreement, the prevailing party shall receive in addition to any other remedy to which it may be entitled, compensation for all costs incurred in pursuing such action, including, but not limited to, reasonable attorneys' and expert witnesses' fees and costs.

9.5 EXPENSES. Each party shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transaction contemplated hereby.

9.6 SEVERABILITY. In case any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deemed amended to the extent required to make it valid and enforceable and such amended provision and the remaining provisions of this Agreement will remain in full force and effect.

9.7 TITLE AND HEADINGS. The titles and headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8 SUCCESSOR AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

9.9 RIGHTS OF THIRD PARTIES. Nothing contained in this Agreement, express or implied, shall be deemed to confer any rights or remedies upon, or obligate any of the parties hereto, to any person or entity.

9.10 PUBLICITY. The terms of this Agreement shall be considered confidential information of 5G Wireless and WTT. Both parties agree that the specific provisions hereof shall not be revealed or disclosed by it without the prior written consent of the other except to the extent such disclosure is required by applicable law or regulation.

9.11 ENTIRE AGREEMENT; AMENDMENT. This Agreement, any Exhibits hereto and the other documents delivered pursuant hereto constitute the full, exclusive, complete and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes and revokes all other previous discussions, understanding and agreements, whether oral or written, between the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the affected party.

The parties to this Agreement have caused this Agreement to be executed and delivered as of April 30, 2002.


                                          5G WIRELESS COMMUNICATIONS


                                          By: /s/  Jerry Dix
                                          Jerry Dix, President


                                          WIRELESS THINK TANK


                                          By: /s/  Brian Corty
                                          Brian Corty, Chief Executive Officer